Exhibit 99.1

Collectors Universe Reports Record Fourth Quarter Revenues and

Record Revenues and Operating Results for 2017

Revenues up 10% in the quarter and 15% for the year

NEWPORT BEACH, CA – August 31, 2017 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its fourth quarter and fiscal year 2017.

Operational and Financial Highlights:

■

Revenues in the fourth quarter of fiscal 2017 increased by $1.6 million, or 10%, to a fourth quarter record of $18.0 million, from $16.4 million in last year’s fourth quarter. That increase was driven by a $1.1 million, or 10%, increase in coin service revenues and a $0.6 million, or 14%, increase in cards and autograph service revenues. For the fiscal year ended June 30, 2017, revenues increased by $9.2 million, or 15%, to an annual record of $70.2 million, from $61.0 million in fiscal 2016. That increase was driven by a $7.3 million, or 18%, increase in coin revenues and a $2.0 million, or 13%, increase in cards and autograph revenues. The improved coin revenues included increases of 96% and 142% in China, in this year’s fourth quarter and fiscal 2017, respectively, as compared to the respective corresponding periods of the prior year.

■

Coin service revenues generated by our overseas operations, which are inclusive of the China revenues discussed above, represented 13% of net revenues in both the fourth quarter and year ended June 30, 2017, as compared to 10% and 8%, of revenues respectively, in the corresponding periods of fiscal 2016. The revenue increases in China accounted for substantially all of the revenue increases generated by our overseas operations in the fourth quarter and fiscal year ended June 30, 2017.

■	The gross profit margin was 62% in both the fourth quarter and for the full year ended June 30, 2017, as compared to 61% and 62%, respectively, in the corresponding periods of the prior year.

■

Operating income was $1.2 million in the fourth quarter and a record $13.2 million in fiscal 2017, as compared to $3.1 million and $12.4 million for the respective corresponding periods of the prior year. Operating income was reduced by increases in non-cash stock-based compensation expense to $3.7 million and $4.0 million in the fourth quarter and fiscal 2017, up from $0.1 million and $0.6 million in corresponding periods of fiscal 2016. The increases in stock-based compensation expense were attributable to the Company’s achievement of the Maximum Financial Performance Goal under the Company’s Long-Term Incentive Plan (“LTIP”), in fiscal 2017.

■

Income from continuing operations was $1.0 million, or $0.12 per diluted share, and $8.5 million, or $0.99 per diluted share, in the fourth quarter and fiscal 2017, as compared to $1.9 million, or $0.23 per diluted share, and $7.6 million or $0.89, per diluted share in the corresponding periods of the prior year.

Collectors Universe, Inc.

■

The Company’s cash position as of June 30, 2017 was $9.8 million, as compared to $11.9 million at June 30, 2016 and $10.8 million at March 31, 2017. Net cash used of $2.1 million in fiscal 2017, was comprised of $12.7 million of cash generated from continuing operations, of which $11.9 million was used to pay cash dividends to stockholders, $2.4 million was used for capital expenditures and capitalized software costs and $0.5 million was used for discontinued operations. There have been no borrowings under the Company’s $10 million line of credit through June 30, 2017.

■	On August 25, 2017, we paid our quarterly cash dividend of $0.35 per share.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “We finished the year with a very strong fourth quarter, following record second and third quarters for the Company. Our core coin business, including China, and our sports cards and autograph business are performing exceptionally well and this momentum is continuing into our first fiscal quarter of 2018. The many programs and new capabilities we have introduced to advance the value and attractiveness of our services over the last five years continues to build collector loyalty and drive growth.”

Mr. Deuster further stated “Because of our record growth in sales and profitability, I am very pleased to report that our management team has exceeded the maximum goals set at the inception of the LTIP program in December 2012. During the period from December 2012 to date, we achieved an increase in shareholder value of approximately $125 million and returned approximately $54 million to shareholders, by way of cash dividends. When all 542,000 shares granted under the program are fully vested in June 2018, we will have recognized about $7.0 million in non-cash stock-based compensation expense under the program.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, August 31, 2017 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 800-263-0877 or 323-701-0225, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through September 14, 2017 by dialing 888-203-1112 or 719-457-0820 and entering access code 8900323#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Collectors Universe, Inc.

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the current economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading businesses into new geographic areas, such as Europe and Asia, will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risks of security breaches of our websites or computer systems that could lead to interruptions in our services or the misappropriation or theft of confidential personally identifiable information of our customers.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2017 which we filed with the Securities and Exchange Commission today and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but which in the future may become material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016
Net revenues	$17,952	$16,371	$70,158	$60,954
Cost of revenues	6,869	6,457	26,847	22,902
Gross profit	11,083	9,914	43,311	38,052
Operating expenses:
Selling and marketing expenses	2,374	2,293	9,333	8,635
General and administrative expenses	7,479	4,540	20,754	17,047
Total operating expenses	9,853	6,833	30,087	25,682
Operating income	1,230	3,081	13,224	12,370
Interest income and other expense, net	69	(13)	10	(51)
Income before provision for income taxes	1,299	3,068	13,234	12,319
Provision for income taxes	252	1,120	4,718	4,720
Income from continuing operations	1,047	1,948	8,516	7,599
Income (loss) from discontinued operations, net of income taxes	(4)	(6)	(7)	41
Net income	$1,043	$1,942	$8,509	$7,640

Net income per basic share:
Income from continuing operations	$0.12	$0.23	$1.00	$0.90
Income from discontinued operations	-	-	-	-
Net income per basic share	$0.12	$0.23	$1.00	$0.90

Net income per diluted share:
Income from continuing operations	$0.12	$0.23	$0.99	$0.89
Income from discontinued operations	-	-	-	-
Net income per diluted share	$0.12	$0.23	$0.99	$0.89

Weighted average shares outstanding:
Basic	8,486	8,459	8,480	8,445
Diluted	8,811	8,548	8,630	8,545
Dividends declared per common share	$0.35	$0.35	$1.40	$1.40

Note:
Non-cash stock-based compensation included above	$3,695	$147	$4,025	$596

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	June 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$9,826	$11,967
Accounts receivable, net of allowance of $77 and $35 at June 30, 2017 and 2016, respectively	3,615	3,883
Inventories, net	2,722	1,835
Prepaid expenses and other current assets	1,661	1,273
Total current assets	17,824	18,958

Property and equipment, net	3,163	2,839
Goodwill	2,083	2,083
Intangible assets, net	2,183	1,762
Deferred income tax assets	2,864	2,229
Other assets	413	240
Non-current assets of discontinued operations	79	79
Total assets	$28,609	$28,190
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,660	$2,728
Accrued liabilities	1,652	2,491
Accrued compensation and benefits	4,373	3,414
Income taxes payable	664	782
Deferred revenue	2,676	2,563
Current liabilities of discontinued operations	391	619
Total current liabilities	12,416	12,597

Deferred rent	276	381
Non-current liabilities of discontinued operations	-	217

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,921 and 8,898 issued and outstanding at June 30, 2017 and 2016, respectively.	9	9
Additional paid-in capital	84,948	80,642
Accumulated deficit	(69,040)	(65,656)
Total stockholders’ equity	15,917	14,995
Total liabilities and stockholders’ equity	$28,609	$28,190

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,509	$7,640
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	7	(41)
Depreciation and amortization expense	1,665	1,528
Stock-based compensation expense	4,025	596
Provision for bad debts	45	5
Provision for inventory write-down	244	168
Provision for warranty	302	(145)
Loss on sale of property and equipment	5	5
Changes in operating assets and liabilities:
Accounts receivable	223	(1,480)
Inventories	(1,132)	(384)
Prepaid expenses and other	(388)	(333)
Deferred income taxes	(354)	1,513
Other assets	(172)	(5)
Accounts payable and accrued liabilities	(1,125)	420
Accrued compensation and benefits	958	(476)
Income taxes payable	(118)	260
Deferred revenue	113	(58)
Deferred rent	(105)	(41)
Net cash provided by operating activities of continuing operations	12,702	9,172
Net cash used in operating activities of discontinued operations	(518)	(440)
Net cash provided by operating activities	12,184	8,732

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,410)	(1,299)
Capitalized software development costs	(1,045)	(752)
Patents and other intangibles	(15)	(13)
Proceeds from sale of business	57	53
Net cash used in investing activities	(2,413)	(2,011)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to common stockholders	(11,912)	(12,008)
Net cash used in financing activities	(11,912)	(12,008)

Increase (decrease) in cash and cash equivalents	(2,141)	(5,287)
Cash and cash equivalents at beginning of year	11,967	17,254
Cash and cash equivalents at end of year	$9,826	$11,967

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$5,187	$2,971